Exhibit 99.1
CAPE BANCORP, INC. REPORTS
FIRST QUARTER 2010 RESULTS
Cape May Court House, New Jersey, April 26, 2010 Cape Bancorp, Inc. (“Cape Bancorp” or the “Company”) (NASDAQ: “CBNJ”), the parent company of Cape Bank, announces its operating results for the quarter ended March 31, 2010.
For the quarter ended March 31, 2010, Cape Bancorp reported net income of $635,000, or $.05 per share, compared to a net loss of $99,000, or $.01 per share, for the quarter ended March 31, 2009. Net income for the quarter ended March 31, 2010 benefitted from a $531,000 adjustment made to the deferred tax valuation allowance to properly reflect the realizability of the deferred tax asset. Earnings for both quarters were adversely affected by the recognition of an other-than-temporary impairment (OTTI) charge on collateralized debt obligation investments in pooled trust preferred securities in the amount of $2.6 million for the three months ended March 31, 2010 and $1.5 million for the three month period ended March 31, 2009. Additionally, the quarter ended March 31, 2009 was adversely affected by a contractual compensation payout of $1.3 million.
At March 31, 2010, Cape Bancorp’s total assets remained at $1.073 billion consistent with December 31, 2009, however total assets decreased by $32.7 million or 2.96% from $1.106 billion as of March 31, 2009. The major components of this decrease consist of the following: investments - $21.4 million, net loans — $10.5 million and deferred tax assets — $13.5 million. These decreases were partially offset by increases in cash and cash equivalents — $4.2 million, interest bearing time deposits — $3.1 million and prepaid FDIC insurance — $4.1 million.
Cape Bancorp’s total net loans decreased to $783.7 million at March 31, 2010, from $789.5 million at December 31, 2009, a decrease of $5.8 million or 0.73%. This change is the result of a decrease in commercial loans of $5.9 million, and a decrease in home equity loans of $1.4 million offset by a decrease in the allowance for loan losses of $1.4 million. Total net loans decreased $10.5 million or 1.33% from $794.2 million at March 31, 2009. This change was represented by a decrease in commercial loans of $20.8 million, partially offset by increases in residential mortgage loans of $9.7 million and home equity loans of $689,000 and a decrease in the allowance for loan losses of $48,000.
Delinquent loans decreased $4.7 million to $29.7 million or 3.74% of total gross loans at March 31, 2010 from $34.4 million, or 4.29% of total gross loans at December 31, 2009, and decreased $7.4 million from $37.1 million, or 4.61% of total gross loans at March 31, 2009. Total delinquent loans by portfolio type at March 31, 2010 were comprised of $22.0 million of commercial mortgage and commercial business loans, $6.9 million of residential mortgage loans and $813,000 of consumer loans. Additionally, at March 31, 2010, Cape Bancorp had $4.4 million of loans that were performing in accordance with their repayment terms but the Company was not accruing interest because of deterioration in the financial condition of the borrower. These loans consist of six secured commercial loans represented by three borrowers, one of whom has four loans totaling $4.1 million.

At March 31, 2010, the Company had $29.8 million in non-performing loans or 3.74% of total gross loans, a decrease of $3.4 million from $33.2 million or 4.14% at December 31, 2009, and a decrease of $288,000 from March 31, 2009. Total non-performing loans by portfolio type were comprised of $24.4 million of commercial loans, $4.9 million of mortgage loans and $518,000 of consumer loans. Of these stated delinquencies, the Company had $1.6 million of loans that were 90 days or more delinquent and still accruing (7 residential mortgage loans for $1.2 million and 3 consumer loans for $384,000). These loans are well secured and we anticipate no losses will be incurred. Of the commercial non-performing loans, $3.8 million (15 loans or 15.6%) were secured by residential, duplex and multi-family properties, $2.7 million (7 loans or 10.9%) were secured by land and building lots, $1.9 million (6 loans or 7.8%) were secured by retail stores, $3.7 million (8 loans or 15.1%) were secured by restaurant properties, $646,000 (2 loans or 2.7%) were secured by marina properties, $2.9 million (6 loans or 12.0%) were secured by B&B and hotels and $8.7 million (20 loans or 35.9%) were secured by commercial buildings and equipment. The three largest relationships in this category of non-performing loans are $4.3 million, $2.8 million, and $1.4 million.
At March 31, 2010, Cape Bancorp’s allowance for loan losses (ALL) decreased to $11.9 million from $13.3 million at December 31, 2009, a decrease of $1.4 million or 10.5%. At March 31, 2009, the Company’s ALL was $11.9 million. The ALL ratio decreased to 1.49% of gross loans at March 31, 2010 from 1.66% of gross loans at December 31, 2009. The ALL ratio at March 31, 2009 was 1.48%. The ALL to non-performing loan coverage ratio decreased to 39.89% at March 31, 2010 from 40.04% at December 31, 2009. Charge-offs during the quarter ended March 31, 2010 were $2.2 million compared to $1.4 million for the quarter ended December 31, 2009 and $70,000 for the quarter ended March 31, 2009. Loan loss recoveries totaled $485,000 for the quarter ended March 31, 2010, compared to $158,000 for the quarter ended December 31, 2009, and $9,000 for the quarter ended March 31, 2009.
Other Real Estate Owned (OREO) decreased to $2.5 million at March 31, 2010 from $4.8 million at December 31, 2009. During the quarter ended March 31, 2010, two properties with an aggregate carrying value of $2.6 million were sold for a net gain of $265,000. Also during the quarter, two commercial properties with a total value of $484,000 were placed into OREO, and an OREO valuation allowance was established in the amount of $184,000. Currently, the Company has three OREO properties, carried at an aggregate value of $655,000, under contract to sell at prices greater than the current aggregate carrying value in OREO. We anticipate these transactions will close prior to June 30, 2010. OREO as of March 31, 2009 was $538,000.
Cape Bancorp’s total investment securities portfolio increased to $153.7 million at March 31, 2010, from $152.8 million at December 31, 2009, an increase of $928,000 or 0.61%. The total investment securities portfolio decreased $21.4 million or 12.21% from $175.1 million at March 31, 2009. At March 31, 2010, the cost basis of the collateralized debt obligation (CDO) portion of the investment portfolio securities was $10.5 million with a fair market value of $1.6 million. For the quarter ended March 31, 2010, Cape Bancorp recognized a credit related OTTI charge of $2.6 million on the CDO portion of the investment portfolio compared to a $1.5 million charge for the quarter ended March 31, 2009.

At March 31, 2010, Cape Bancorp’s total deposits increased to $766.6 million from $736.6 million at December 31, 2009, an increase of $30.0 million or 4.1%. The increase was represented in certificates of deposit ($19.5 million), brokered deposits ($5.6 million), core deposit accounts ($800,000) and internal accounts ($4.1 million). Total deposits decreased $23.7 million or 3.01% from $790.3 million at March 31, 2009. This decrease was the result of certificates of deposit decreasing $46.1 million and brokered deposits decreasing $1.5 million, partially offset by increases in core deposit accounts ($22.7 million) and internal accounts ($1.2 million).
At March 31, 2010, Cape Bancorp’s total borrowings decreased to $171.1 million from $204.0 million at December 31, 2009, a decrease of $32.9 million or 16.13%. Total borrowings increased $3.0 million, or 1.80%, from the March 31, 2009 balance of $168.1 million.
Cape Bancorp’s total equity increased to $129.3 million at March 31, 2010 from $126.5 million at December 31, 2009, an increase of $2.8 million or 2.17%. The increase in equity was attributable to the net income of $635,000 and a decrease in accumulated other comprehensive loss, net of tax of $2.0 million. This decrease in accumulated other comprehensive loss is primarily a result of the recognition of the credit related OTTI charge of $2.6 million on the CDO portion of the investment portfolio net of tax. Cape Bank continued to maintain its well capitalized status for regulatory purposes.
Michael D. Devlin, President and Chief Executive Officer of Cape Bancorp and Cape Bank, provided the following statement:
“We are pleased to announce earnings for the first quarter. Core earnings remain solid with resulting net income of $635,000 after a large charge relating to our trust preferred portfolio. We benefited from reductions in our deferred tax asset valuation allowance which offset our income tax expense for the quarter. The net interest margin continues to show strength and ended the quarter at 3.53%.
“We are equally pleased with the activity involving our troubled assets. We had reported some hopeful signs in the fourth quarter, and 2010 appears to be continuing this favorable trend. OREO declined significantly as we were able to sell foreclosed real estate during the quarter. Additionally, the amount of troubled assets declined appreciably and the ratio of delinquent and non-accruing loans to total loans was at its lowest level in five quarters. While still well above our desired benchmarks, we are very pleased to see two quarters of improvement.
“Again, I am hesitant to declare the beginnings of a recovery for our market. The gaming industry has not turned the corner and the high level of unemployment in both Atlantic and Cape May counties indicate that there are still reasons for concern. That said, anecdotal evidence suggests that the rental market for seasonal vacationers is good. This implies that owners may be able to make fewer concessions on rates this summer season.”

SELECTED FINANCIAL DATA
(unaudited)
Cape Bancorp, Inc.

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Statements of Income Data:
Interest income	$12,565	$13,189	$13,943
Interest expense	3,968	4,260	5,207

Net interest income	8,597	8,929	8,736
Provision for loan losses	244	785	745

Net interest income after provision for loan losses	8,353	8,144	7,991
Non-interest income	(1,155)	908	(433)
Non-interest expense	7,094	7,822	8,084

Income (loss) before income taxes	104	1,230	(526)
Income tax expense (benefit)	(531)	0	(427)

Net income (loss)	$635	$1,230	$(99)

Earnings (loss) per share[1]	$0.05	$0.10	$(0.01)

Average shares outstanding	12,338,966	12,328,321	12,296,879

Shares issued	13,313,521	13,313,521	13,313,521

Statements of Condition Data (Period End):
Investments	$153,743	$152,815	$175,129
Loans, net of allowance	$783,687	$789,473	$794,226
Allowance for loan losses	$11,876	$13,311	$11,924
Total assets	$1,072,985	$1,072,821	$1,105,710
Total deposits	$766,596	$736,587	$790,346
Total borrowings	$171,082	$203,981	$168,058
Total equity	$129,297	$126,548	$141,223

Statements of Condition Data (Average Balance):
Total interest-earning assets	$987,914	$991,773	$1,003,138
Total interest-bearing liabilities	$878,192	$870,796	$886,779

Operating Ratios:
ROAA	0.24%	0.46%	-0.04%
ROAE	1.97%	3.89%	-0.28%
Yield on Earning Assets	5.16%	5.28%	5.64%
Cost of Interest Bearing Liabilities	1.83%	1.94%	2.38%
Net interest margin	3.53%	3.57%	3.53%
Efficiency ratio[2]	70.87%	77.23%	69.23%
Equity to assets (end of period)	12.05%	11.80%	12.77%
Tangible equity/tangible assets	10.11%	9.85%	10.89%
Non-performing loans to total gross loans	3.74%	4.14%	3.73%
Allowance for loan losses to non-performing loans	39.89%	40.04%	39.67%
Allowance for loan losses to total gross loans	1.49%	1.66%	1.48%
Book value	$9.71	$9.51	$10.61
Tangible book value	$7.97	$7.76	$8.86
Stock price	$8.07	$6.72	$7.03
Price to book value	83.11%	70.66%	66.26%
Price to tangible book value	101.25%	86.60%	79.35%

[1]	Earnings Per Share calculations use average outstanding shares which include earned ESOP shares.

[2]	excludes a $1.234 million severence payout to Cape Bancorp’s former CEO 2009 1st QTR.

DELINQUENCY TABLE
(unaudited)
Delinquent Loan Summary

	3/31/2010			12/31/2009			3/31/2009
Period Ending:	Balances	% total loans	# Loans	Balances	% total loans	# Loans	Balances	% total loans	# Loans
31-59	2,466,577	0.31%	20	3,205,196	0.40%	20	3,603,350	0.45%	27
60-89	1,898,662	0.24%	9	2,503,662	0.31%	11	3,474,655	0.43%	23
90+	25,370,216	3.19%	86	28,707,814	3.58%	86	30,061,971	3.73%	76

	29,735,455	3.74%	115	34,416,672	4.29%	117	37,139,976	4.61%	126

Non-Accrual Other	4,404,002	0.55%	10	4,540,114	0.56%	10	—	—	—

Total Delinquency:	34,139,457	4.29%	125	38,956,786	4.85%	127	37,139,976	4.61%	126

Total Loans Total:	795,562,591			802,783,902			806,150,079

Days	CML	IL	ML	CML	IL	ML	CML	IL	ML
31-59	1,609,301	166,050	691,226	913,278	408,681	1,883,237	1,940,622	575,557	1,087,170
60-89	531,781	129,037	1,237,844	903,146	49,911	1,550,604	2,054,939	215,322	1,204,394
90+	19,924,978	518,302	4,926,936	24,975,069	482,137	3,250,608	26,167,509	391,111	3,503,351

	22,066,060	813,389	6,856,006	26,791,493	940,729	6,684,449	30,163,070	1,181,990	5,794,915

Non-Accrual Other*	4,404,002	—	—	4,540,114	—	—	—	—	—

Total Delinquency by Type	34,139,457	813,389	6,856,006	31,331,607	940,729	6,684,449	30,163,070	1,181,990	5,794,915

Total Loans by Type	499,534,288	48,478,848	247,549,455	506,364,068	48,879,352	247,540,482	517,746,676	48,034,272	240,369,131

% of Total Loans in Type	5.30%	1.68%	2.77%	6.19%	1.92%	2.70%	5.83%	2.46%	2.41%

Total Delinquency	34,139,457			38,956,786			37,139,976

*	Non-Accrual Other means loans that are less than 90 days past due or current for interest payments that are classified by management as non-performing and are accounted for on a cash basis.

For further information contact Michael D. Devlin, President and Chief Executive Officer, or Guy Hackney, Chief Financial Officer, Cape Bancorp: (609) 465-5600.
Forward Looking Statements
This press release discusses primarily historical information. However, certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” ”believe,” ”expect,” ”estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks, as described in our SEC filings, and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operated, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Further information on factors that could affect Cape Bancorp’s financial results can be found in the Cape Bancorp’s Form 10-K for the Year Ended December 31, 2009, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 16, 2010.